Agreement for the Purchase and Sale of Capital Stock
                           by and Between
                    Gemini Learning Systems, Inc.
                            as Sellers
                               and
                    Salient Cybertech, Inc.
                          as Purchaser

     This Agreement for the Purchase and Sale of Capital Stock (the "Agreement") made between Gemini Learning Systems, Inc. ("Seller") and Salient Cybertech, Inc. ("Purchaser") is made this 6th day of August, 1999.

        PRELIMINARY STATEMENT

Purchaser intends to purchase from Seller, and Seller intends to sell to Purchaser, all of their respective right, title and interest in, to and under the capital stock of Seller, a Canadian corporation (hereinafter referred to as the "Business"), collectively comprising all shares of the Business strictly in accordance with the terms and provisions of this Agreement. Purchaser is a company which is publicly traded via the over the counter bulletin board market and Seller is a private company which has no publicly traded stock.
This Agreement shall be treated as a letter of intent and shall not be binding until an actual closing takes place and all closing documents have been executed and all of the Purchase Compensation referenced hereafter has been paid at the closing.
NOW THEREFORE, in consideration of the foregoing Preliminary Statement, which is incorporated by reference with the same force and effect as if fully set forth herein, and in consideration of the mutual promises and covenants contained in this Agreement, Purchaser and Seller collectively agree as follows:

1. Sale of the Stock. In consideration of the Purchase Compensation, as herein defined, and the covenants, conditions, restrictions and agreements stipulated to be paid and performed by Purchaser and Seller and upon the terms and provisions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the outstanding and issued stock of the Business owned by Seller, which collectively is equal to one hundred percent of the stock in the Business.

2. Purchase Compensation. The Purchase Compensation (collectively herein called the Purchase Compensation) for the purchase and sale of the Seller's share of the stock of the Business shall be the consideration set forth in Exhibit "A" attached hereto and incorporated herein by reference.

The Purchase Compensation shall be paid in either stock or lawful money of the United States of America by cash, cashier's check, treasurer's check, bank check, certified check, wire transfer or other immediately available funds of the United States or any combination thereof as specified in Exhibit "A" attached hereto.

3. Creditors of Business; Indemnification. Seller agrees to and with Purchaser that all existing creditors of Business who are owed $1,000.00 or more by the Business as of this date, if any, are set forth on Exhibit "B" of this Agreement, together with a description of the amounts due and owing and the names of such creditors.
       Seller expressly agrees to defend all actions against Purchaser and/or the Business with respect to and shall pay, protect, indemnify and save harmless Purchaser and/or the Business from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorney's fees and expenses), causes of action, suits, claims, demands or judgments of any nature to which Purchaser and/or the Business, or any of them is subject to because of actions by the Seller on behalf of the Business prior to the closing.
       The aforementioned indemnifications shall not be applied in favor of an indemnitee as to actions of an indemnitor if such indemnitee had specific knowledge of and did not object to, or concurred in, such actions at or prior to the time the indemnitor took such actions.

4. Stock Power; Restrictive Covenant, Operation of the Business. Stock Powers shall be delivered to Purchaser upon the payment of the Purchase Compensation, together with all stock certificates representing the one hundred percent of the stock in the Business.

A. Seller's Covenant Not to Compete. In order to induce the Purchaser to purchase the shares of the Business, the Seller hereby agrees that until the second anniversary of the closing under this Agreement, he will not, individually or together with any one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to or competitive with the business currently conducted by the Business and which is located or operated within the same state as any current location of the Business. The Sellers agree that the period provided for and the area encompassed in this Section are necessary and reasonable in order to protect the Purchaser and the Business in the conduct of the Business' operation and are also as consideration for the Purchaser's agreements in Section B. For the period set forth in this Section, the Sellers, and each of them, hereby further agree not to divulge, communicate, or use to the detriment of the Business or the Purchaser, in any way, any confidential information or trade secrets of the Business, including, without limitation, personnel information, secret processes, know-how, customer lists, costs information and technical data.

The Sellers acknowledge that the restrictions contained herein are reasonable and necessary to protect the business and interest which the Purchaser is acquiring pursuant to this Agreement and are also as consideration for the Purchaser's agreements in Section B, and that any violation of these restrictions will cause substantial irreparable injury to the Business and the
Purchaser.   The Sellers therefore hereby agree that the Business, the
Purchaser, or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief to prevent a breach or contemplated breach of this Section. The existence or any claim or cause of action against the Business or the Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Business or the Buyer of the restrictions contained in this Section.

B. Purchaser's Covenant Not to Compete. In order to induce the Sellers to sell the shares of the Business, and in consideration of the Sellers' agreements in Section A, the Purchaser hereby agree that until the second anniversary of the closing under this Agreement, they will not, individually or acting together or with one or more other persons or entities, directly or indirectly, engage in or have any ownership interest in any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security or other instrument convertible into an equity security, employee, consultant or otherwise) that engages in a business similar to that currently engaged in by the Business. The Buyer agrees that the period provided for, and the areas encompassed, in this Section are necessary and reasonable in order to induce the Sellers to sell the shares of and to protect the Sellers' interest following the sale and are also as consideration for the Sellers' agreements in Section A. For the period of the covenant set forth in this Section, the Purchaser hereby further agrees not to divulge, communicate, or use to the detriment of the Sellers in any way, any confidential information or trade secrets, including, without limitation, personnel information, secret processes, know-how, customer lists, cost information and technical data.
  The Purchaser acknowledges that the restrictions contained herein are reasonable and necessary to protect the business and interest of the Sellers following the sale of the Business' shares to the Purchaser pursuant to this Agreement and are also as consideration for the Sellers' agreements in Section A, and that any violation of these restrictions will cause substantial irreparable injury to the Sellers. The Purchaser therefore hereby agrees that the Sellers or any one or more of them, are entitled, in addition to any and all other remedies, to preliminary and permanent injunctive relief to prevent a breach or contemplated breach of this Section. The existence of any claim or cause of action against the Sellers, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Sellers of the restrictions contained in this Section.

C. Operation of the Business. The Purchaser and Seller agree that after the closing of the transaction referenced in this Agreement, Seller, shall maintain all daily operations of the Business which shall include but not be limited to the following: (1) hiring and firing decisions regarding the Business (2) payment of all bills regarding the Business (3) determining the acquisition candidates for the Business (4) determining the salaries of employees of the Business (5) determining all employment contracts for the Business. In the event that Seller determines that there is an acquisition candidate for the Business to acquire, the decision with regards to the appropriate acquisition targets of the Business shall be in the discretion of Seller provided all lawful board approval is obtained.
    D. The Seller shall be responsible for paying to the Purchaser fifty thousand dollars (the "First Fiscal Expenses") within thirty days of the expiration of September 30, 2000 to represent Seller's portion of the expenses of Purchaser for the first fiscal year of the Business being owned by Purchaser. Seller shall be responsible for paying to the Purchaser seventy five thousand dollars (the "Second Fiscal Expenses")within thirty days of the expiration of September 30, 2001 to represent Seller's portion of the expenses of Purchaser for the second fiscal year of the Business being owned by Purchaser. In the event the gross revenues of the Business exceed three million five hundred thousand dollars during the time period of September 30, 1999 to September 30, 2000 then the Second Fiscal Expenses shall be increased from seventy five thousand dollars to one hundred and twenty five thousand dollars.

5. Representations and Warranties. The Seller represents and Warrants that they are the only owners of the Business and that the Business is duly organized under the laws of Canada.. The Seller further represents and warrants that the financial statements attached as Exhibit "C" hereto are correct and accurately reflect the financial condition of the Seller as of the date of this Agreement. The Seller further represents that it has full authority to enter into the transaction contemplated in this Agreement and that there are no lawsuits, liens, threatened or pending claims, either administrative, civil, criminal or otherwise against the Business or the Seller except as disclosed in Exhibit "D" attached hereto. The Seller further represents that it and the Business have been in compliance with all laws and regulations applicable to it. It is further represented that any contracts, agreements, assessments or obligations which the Business is subject to have been disclosed in Exhibit "E" attached hereto. In addition, Seller represents that the condition of the Business will not materially change between the date of this Agreement and the date of the closing.

6. Buy Back Rights and Stock Dividend Rights. Purchaser is a publicly traded company and as of the date of this Agreement, the Seller is not a public company. For a period of two years from the closing, the Seller shall have the right to buy back the Business from the Purchaser for the return of the Purchase Compensation, all working capital and funding provided to Business and all hard costs incurred by Purchaser for this transaction. The hard costs shall be insurance bills, filing fees and accounting fees. In the alternative, if the Business obtains a five times growth in calendar year annual revenues within a period of two calendar years from the date of closing then, the Seller shall have the right to present a resolution to the Board of Directors of Purchasers to vote for the approval of the Business being spun out as a separately traded public company and the Seller shall receive eighty five percent (85%) of the new entity and Purchaser shall receive fifteen percent (15%), which cannot ever be diluted without the express written consent of Purchaser, of the newly spun out entity and the right to appoint two board of directors to the newly spun out entity as consideration for this transaction. If the Business fails to obtain one million two hundred thousand dollars in calendar year annual revenues within a period of two calendar years from the date of closing, then Purchaser shall have the right to the return of all of the Purchase Compensation provided to Business and eighty percent of all capital stock of the Business shall be returned to Seller from Purchaser. The rights granted to the Purchaser and Seller in this paragraph number six shall only be valid for a period of two calendar years from the date of closing.

  7. 7he Closing. The closing (the Closing) for the matters contemplated in connection with this Agreement shall occur on August 31, 1999 (the Closing
Date), at the offices of Purchaser's Counsel or at such other place and at such other time as shall be collectively agreed upon as the Closing Date by Purchaser and Seller. The parties agree that this closing may take place by documents being executed in counterparts and facsimile copies having the same effect as originals.

 8. Notices. Any notice, demand or request shall be given in writing and shall be deemed to have been duly given or made five (5) business days after the date it is mailed by certified or registered mail addressed to the parties to this Agreement. A copy of all notices, requests and demands shall be sent on behalf of Seller to Kim Adolphe, Gemini Learning Systems, Inc. at 839 5th Avenue SW, Calgary, AB, T2P3C8.

 and a copy of all notices, requests and demands on behalf of Purchaser to Paul Sloan, Salient Cybertech , Inc. at 1715 Stickney Point Road, Sarasota, Florida 34231.

9. Modification and Amendment. This Agreement may be modified, amended or otherwise changed only by an agreement in writing which is executed and delivered by the parties hereto.

10. Further Acts, Instruments and Assurances. Purchaser and Seller hereby covenant and shall do, execute, acknowledge and deliver any and all further acts, instruments and assurances necessary for carrying out the intention and facilitating the performance of this Agreement and the transactions contemplated hereunder.

11. Waiver of Remedies. No remedy herein conferred or conferred by law is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to and not in exclusion of any other remedy given hereunder or by law or now or hereafter existing at law or in equity. No delay, act or omission by Purchaser or Seller to exercise any right or power accruing in connection with this Agreement or the transactions contemplated hereunder shall impair any such right or power or shall be construed as a waiver thereof or an acquiescence therein; and every power and remedy conferred herein or conferred by law may be exercised from time to time and as often as may be deemed expedient.

12. Binding Effect. Each provision of this Agreement shall be a separate and independent covenant. The breach of any provision shall not relieve Purchaser or Seller, as the case may be, from their obligation to observe and perform each and every other provision of this Agreement to be observed and performed.

13. Separability. If any provision of this Agreement is held to be invalid, illegal, non-binding and unenforceable, or any combination of the foregoing, this Agreement shall be construed as if the offending provision has not been herein contained.

14. Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

15. Entire Agreement. This Agreement contains the entire agreement among Purchaser and Seller; there are no promises, agreements, covenants or other conditions than those set forth herein.

16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and venue shall only be appropriate in Palm Beach County, Florida.

17. Successors and Assigns. This Agreement shall be binding upon Seller and Purchaser and their respective successors and assigns.

18. Interpretation of this Agreement. Whenever used in this Agreement, the singular shall include the plural; the plural shall include the singular; the use of any gender shall include all genders; and person shall mean any individual, partnership, corporation, trust, estate, joint venture, syndicate or other entity or any combination of the foregoing.

The undersigned have executed the signature page hereinbelow to signify their agreement to the terms and conditions set forth herein.



PURCHASER                                                       SELLER

/s/ Paul Sloan                                 /s/ Kim Adolphe
Signature                                                       Signature

President,                                     President
Title                                                   Title

8/06/99                                       08/06/99
Date                                                            Date

Exhibits to be attached:
A- Purchase Compensation     B- Creditors     C- Financial Statements     D-
Lawsuits, liens, pending or threatened claims
E- Contracts, agreements, assessments, obligations F - Addendum to Letter of Intent
Exhibit "A"

All Dollar amounts that reference Gemini projections shall be identical to those in the attached projections and all calculations shall be adjected to reflect those identical amounts. (see attachment F - Gemini Projections).
The Purchase Compensation for the Seller shall be 20,000,000 (twenty million) shares of common stock in the Purchaser, to be paid at closing. An additional 50,000 shares of stock which shall not be subject to any stock split, shall be made available for Kim Adolphe to reward key employees of the Business at her sole and absolute discretion so long as said shares are issued in conformance with Purchaser's existing non-qualified stock option plan.

In the event the Business earns three million dollars (see attached projections) in gross sales for the fiscal year ended September 30, 2000 then Seller shall be entitled to an additional 9,230,000 (nine million two hundred three thousand) shares of common stock ( hereinafter the "First Earn Out Shares") in the Purchaser. If the Business has gross sales for the fiscal year ended September 30, 2000 which are at least double the Business' gross sales for the fiscal year ended September 30, 1999 but less than three million dollars then the Seller shall be entitled to a percentage of the First Earn Out Shares (hereinafter the "Percentage First Earn Out Shares"). The Percentage First Earn Out Shares shall be calculated as follows:
1.      Gross Sales for fiscal year ended 9/30/99 subtracted from the Gross
Sales for fiscal year ended     9/31/00 = "The Sales Difference"
2. The Sales Difference divided by three million (3,000,000) = "The Base Sales Difference"
3. The Base Sales Difference shall be multiplied by 9,230,000 (nine million two hundred three thousand) = Percentage First Earn Out Shares
In the event the Business earns ten million dollars (see attached projections)in gross sales for the fiscal year ended September 30, 2001 then Seller shall be entitled to an additional 30,730,000 (thirty million seven hundred thirty thousand) shares of common stock ( hereinafter the "Second Earn Out Shares") in the Purchaser. If the Business has gross sales for the fiscal year ended September 30, 2001 which are at least double the Business' gross sales for the fiscal year ended September 30, 2000 and at least quadruple the Business' gross sales for the fiscal year ended September 30, 1999 but less than ten million dollars then the Seller shall be entitled to a percentage of the Second Earn Out Shares (hereinafter the "Percentage Second Earn Out Shares"). The Percentage Second Earn Out Shares shall be calculated as follows:
1. Gross Sales for fiscal year ended 9/30/00 subtracted from the Gross Sales for fiscal year ended 9/30/01 = "The Sales Difference"
4. The Sales Difference divided by ten million (10,000,000) = "The Base Sales Difference"
5. The Base Sales Difference shall be multiplied by 30,730,000 (thirty million seven hundred thirty thousand) = Percentage Second Earn Out Shares Notwithstanding the preceding methods for the Seller to achieve the above referenced earn outs, the Seller may, instead of the above mentioned formulas, but not in addition to the above mentioned formulas, obtain earn outs as follows:
1. If as of September 30, 2000 the prior five trading days average closing price of the Purchaser's stock is greater than or equal to three dollars per share (the "First Target Price"), which shall be correspondingly increased or decreased with any stock split, and the gross revenue of the Business is at least eighty percent of the total preceding calendar year revenues of Purchaser, the Seller shall be entitled to the First Earn Out Shares.
However, if the First Target Price is achieved but the Business is less than eighty percent of the total preceding calendar year revenues of Purchaser, then earn out will be calculated by proration (the "Proration"). The Proration shall be calculated by reducing the First Earn Out Shares by the same percentage by which the Business failed to account for eighty percent of the total preceding calendar year revenues of Purchaser.
2. If as of September 30, 2001 the prior five trading days average closing price of the Purchaser's stock is greater than or equal to five dollars per share (the "Second Target Price"), which shall be correspondingly increased or decreased with any stock split, and the gross revenue of the Business is at least eighty percent of the total preceding calendar year revenues of Purchaser, the Seller shall be entitled to the Second Earn Out Shares. However, if the Second Target Price is achieved but the Business is less than eighty percent of the total preceding calendar year revenues of Purchaser, then earn out will be calculated by modified proration (the "Modified
Proration").    The Modified Proration shall be calculated by reducing the
Second Earn Out Shares by the same percentage by which the Business failed to account for eighty percent of the total preceding calendar year revenues of Purchaser.
As further consideration for the transaction contemplated herein, the Seller shall be entitled to the appointment of two board of directors positions to the board of directors of the Purchaser upon the closing of this transaction, however, in the event the Seller is not able to obtain the President of Netscape Canada to be a Board Member to fill one of the two board of director positions which Seller may appoint, then Seller shall only be entitled to appoint one board of director position to the board of directors of the Purchaser upon the closing of this transaction.
All values herein are based on the United States Dollar.

Addendum to Letter of Intent

Should the Seller exceed the targeted projections the Seller will be entitled to receive up to an additional 50% shares of the total value on a prorated basis. The second year additional earn out is conditional to the company showing a profit at the end of the second year unless otherwise agreed to by both parties.

Should the average 5 day share trading price exceed the targeted share price earn out value then the Seller will be entitled to receive up to an additional 50% of the total value on a prorated basis.

As further compensation for the purchase of Gemini, the Purchaser shall pay $750,000.00 (seven hundred and fifty thousand dollars) to the Seller for the purposes of funding the company's future growth.

These monies will be raised through a public offering (SB2). The fundraising is based on the following assumptions: (1) that a letter of intent is signed with Salient Cybertech in August of 1999 (2) that Gemini's financial projections reflect a 50% (fifty per cent) return on invested capital (3) that there is not an appreciable change in the marketability of internet stocks.

The monies will be paid to the Seller as per the following time table not to exceed a a six month time frame:

Month 1 - $100,000.00
Month 2 - $150,000.00
Month 4 - $250,000.00
Month 6 - $250,000.00

Furthermore, these projections assume that there will be positive support from the general marketplace regarding the Salient/Gemini transaction and that all business matters regarding Gemini will be made public so that said information may be used in contacting potential investors on a private placement basis.

The Seller and Purchaser mutally agree that the ability to provide $750,000.00 for the purposes of working capital shall be a material condition of this agreement as referenced in Exhibit G.

In the event that the Purchaser does not comply with the total financial obligations within the timeframe outlined in this agreement then the agreement shall be voidable by either party.

PURCHASER                                      SELLER

/s/ Paul Sloan                                 /s/ Kim Adolphe
Signature                                      Signature

President                                      President
Title                                          Title
8/6/99                                         08/06/99
Date                                           Date